UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2019 (July 15, 2019)

Inspyr Therapeutics, Inc.

(Exact name of registrant as specified in Charter)

Delaware	0001421204	20-0438951
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

31200 Via Colinas, Suite 200

Westlake Village CA 91362

(Address of Principal Executive Offices)

818-661-6302

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Christopher Lowe as Chief Executive Officer

On July 15, 2019, Inspyr Therapeutics, Inc. (the “Company”) was informed by Christopher Lowe, that he is resigning as chief executive officer, chief, financial officer, president, and as a member of the board of directors (“Board”) of the Company. Mr. Lowe’s resignation did not result from any disagreement with the Company on any matter relating to its operations, policies or practices.

Appointment of Interim Chief Executive Officer and Board Member

On July 26, 2019, the Company appointed Michael Cain to serve as the interim chief executive officer, chief financial officer, president, and as a member of the Board. Mr. Cain will serve on an interim basis as principal executive and financial officer on an at-will basis. The Company is not a party to any employment agreement or contract related to Mr. Cain’s employment and he will not receive any compensation at this time. There are no family relationships between Mr. Cain and any of the directors or officers of the Company, or any of its subsidiaries. There are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Mr. Cain has a direct or indirect material interest.

Michael Cain, 35 has over 15 years of experience in technology and computer consulting fields. Mr. Cain serves as the President and as a Board member of Level 4 Services, Inc, a private information technology company since 2013. In evaluating Mr. Cain’s specific experience, qualifications, attributes and skills in connection with his appointment to our Board, we took into account his management experience in other organizations and business development background.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Inspyr Therapeutics, Inc.

Dated: August 6, 2019	By:	/s/ Michael Cain
Michael Cain Chief Executive Officer

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